Exhibit 16




February 27, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir and/or Madam:

We have read the statements about our firm included under Item 4 in the Form 8-K dated February 27, 2004 of Oriental Automotive Parts Development (China) Co., Ltd. filed with the Securities and Exchange Commission and are in agreement with the statements contain therein.



Very truly yours,

/s/ ATA CPA Group, LLC
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ATA CPA Group, LLC